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                                                                    EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Analog Devices, Inc. for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our report dated November 28, 1995 (except for the fifth paragraph of Note 4 as to which the date is December 18, 1995), with respect to the consolidated financial statements and schedule of Analog Devices, Inc. included in its Annual Report (Form 10-K) for the year ended October 28, 1995, filed with the Securities and Exchange Commission.

                                                 /s/ Ernst & Young LLP

                                                 ERNST & YOUNG LLP

     Boston, Massachusetts
     December 6, 1996